ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 6, 2011. Each matter voted upon at the meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes (if any) with respect to such matters, are set forth below.

(1) The funds shareholders elected the following six directors:

			       		   Shares
				         Withholding
	        	    Shares        Authority
	                  Voted For        to Vote

Roger A. Gibson ......... 8,437,715	   275,241
John P. Kayser .......... 8,407,455 	   305,501
Leonard W. Kedrowski .... 8,471,253 	   241,703
Richard K. Riederer ..... 8,434,821 	   278,135
Joseph D. Strauss ....... 8,402,785 	   310,171
James M. Wade ........... 8,435,875 	   277,081

(2) The funds shareholders ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2012.
The following votes were cast regarding this matter:

 Shares		Shares			     Broker
Voted For    Voted Against  Abstentions    Non-Votes
8,542,731       116,835        53,391          0